Exhibit (d)(3)(ii)

EQ ADVISORS TRUST

AMENDMENT NO. 1

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1 to the Investment Advisory Agreement dated effective June 6, 2013 between AXA Equitable Funds Management Group, LLC, a limited liability corporation organized in the State of Delaware (“FMG LLC” or “Manager”) and Massachusetts Financial Services Company (dba MFS Investment Management), a Delaware corporation (“MFS” or “Adviser”).

WHEREAS, FMG LLC and MFS agree to modify the Investment Advisory Agreement, dated as May 1, 2011 (“Agreement”) as follows:

1. New Portfolio. FMG LLC hereby appoints MFS to serve as the Adviser to an Allocated Portion of the EQ/International Core PLUS Portfolio.

2. Existing Portfolio. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser to the EQ/MFS International Growth Portfolio.

3. Duration of Agreement.

a.	Except as noted in subsection (b) below, with respect to the Portfolio specified in Appendix A to the Agreement (except as provided below), the Agreement will continue in effect for a 12 month period beyond June 30, 2013 and may be continued thereafter pursuant to subsection (c) below.

b.	With respect to the New Portfolio specified in Amendment No. 1, the Agreement will continue in effect for a period of two years beginning June 6, 2013 and may be continued thereafter pursuant to subsection (c) below.

c.	With respect to each Portfolio, the Agreement shall continue in effect annually after the date specified in subsection (a) or (b), as the case may be, only so long as such continuance is specifically approved at least annually by a majority of the Trustees who are not a party to the agreement or interested persons (as defined in the Investment Company Act of 1940, as amended (“1940 Act”) (“Independent Trustees”), and by either the Board of Trustees or a vote of a majority of the outstanding shares of the Portfolio. The required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to a Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the 1940 Act) vote to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by majority of the outstanding voting securities of (a) any other Portfolio affected by the Agreement, or (b) all the Portfolios of the Trust.

4. Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser with respect to the Portfolios is hereby replaced in its entirety by Appendix A attached hereto.

5. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date set forth below.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		MASSACHUSETTS FINANCIAL SERVICES COMPANY

By:	/s/ Steven M. Joenk	By:	/s/ Carol Geremia
	Steven M. Joenk		Name: Carol Geremia
	Chairman, Chief Executive Officer and President		Title: President - MFSI

APPENDIX A

TO

INVESTMENT ADVISORY AGREEMENT

Related Portfolios	Advisory Fee***

International Portfolios, which shall consist of the EQ/MFS International Growth Portfolio and Other Allocated Portion(s)** identified directly below (collectively, referred to as “International Portfolios”):

EQ/International Core PLUS Portfolio*,**

0.45% of the International Portfolios’ average daily net assets up to and including $500 million; 0.40% of the International Portfolios’ average daily net assets in excess of $500 million and up to $1 billion; 0.375% of the International Portfolios’ average daily net assets in excess of $1 billion and up to and including $2 billion; and 0.35% of the International Portfolios’ average daily net assets over $2 billion.

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*	Fee to be paid with respect to the Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Adviser.
**	Other Allocated Portions are other investment companies (or series or portions thereof) that are managed by FMG LLC and advised by the Adviser, which are classified as “International Portfolios.”
***	The daily advisory fee for the International Portfolios is calculated by multiplying the aggregate net assets of the International Portfolios at the close of the immediately preceding business day by the Annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.